Exhibit 4.9

MEMORANDUM OF AGREEMENT

Norwegian Shipbrokers’ Association’s Memorandum

of Agreement for sale and purchase of ships,

Adopted by The Baltic and International Maritime

Council (BIMCO) in 1956.

Code-name

SALEFORM 1993

Revised 1966, 1983 and 1986/87

Dated: 24th October, 2007

Erik Thun AB, Lidköping, Sweden, (50%) and B & N Rederi AB, Skärhamn, Sweden, (50%) Jointly (Disponent Owners: B&N Nordsjöfrakt AB, Skärhamn, Sweden.)

hereinafter called the Sellers, have agreed to sell, and		1
A company to be nominated and guaranteed by Britannia Bulk PLC, London, U.K
hereinafter called the Buyers, have agreed to buy		2

Name: m/s “HOLMÖN”		3

Classification Society/Class:
L.R. + 100A1 Strengthened for heavy cargoes, Ice Class 1A, + LMC, UMS		4

Built: 1978	By: Kalmar Fartygsreperationr AB, Kalmar, Sweden	5

Flag: Swedish	Place of Registration: Skärhamn, Sweden	6

Call Sign: SKTP	~~Grt/Nrt~~ GT/NT: 8363 / 3987	7

~~Register~~ IMO number : 7531357		8

hereinafter called the Vessel, on the following terms and conditions:		9

Definitions		10

“Banking days” are days on which banks are open both in the country of the currency		11
stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.		12

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa,		13
a registered letter, telex, telefax or other modern form of written communication.		14
“Classification Society” or “Class” means the Society referred to in line 4.		15

1. Purchase Price		16

$5,700,000 (Five Million seven hundred thousand U. S. dollars)

2. Deposit		17
As security for the correct fulfillment of this contract, the Buyers shall pay a deposit of 10%		18
(ten per cent) of the Purchase Money within 3 (three) London/New York banking days from the date of
Buyers counter signing a fax-copy of this		19
agreement and the opening of a joint bank account. This deposit shall be placed with Nordea
Gothenberg, Sweden		20
and held by them in a joint interest bearing account for the Sellers and the Buyers, to be released in
accordance		21
with joint written instructions of the Sellers and the Buyers, interest, if any, to be credited to the		22
Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the		23
Buyers.		24

3. Payment - see also §17.		25

The said Purchase Price shall be paid in full free of bank charges to Sellers’ account with Nordea
Gothunberg, Sweden		26
on delivery of the Vessel, but not later than 3 London/ New York banking days after the Vessel is in all
every respects		27
physically ready for delivery in accordance with the terms and conditions of this Agreement and		28
Notice of the Readiness has been given in accordance with Clause 5.		29

4. Inspections	30

a)* ~~The Buyers have inspected and accepted the Vessel’s classification records.~~ The Buyers	31
have also inspected the Vessel ~~at/in~~ King’s North, U.K. on 19th, 20th October, 2007,	32
and have accepted the Vessel as she is following this inspection and the sale is outright and definite	33
subject only to the terms and conditions of this Agreement.	34

b)* The Buyers shall have the right to inspect the Vessel’s classification records and steel gauging
measurements which shall not be a subject ~~declare~~	35
~~whether~~ and same are in any case accepted. ~~or not within.~~	36

~~The Sellers shall provide for inspection of the~~	37
~~Vessel at/in The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~	38
~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~	39
~~The Buyers shall inspect the Vessel without opening up and without [ILLEGIBLE] to the Sellers.~~	40
~~During the inspection, the Vessel’s desk and engine log books shall be made available for~~	41
~~examination by the Buyers. If the Vessel is accepted after such inspection the sole shall~~	42
~~become outright and definite subject only to the terms and conditions of this Agreement~~	43
~~provided the Sellers receive written notice of acceptance from the Buyers within 72 hours~~	44
~~after completion of such inspection.~~	45
~~Should notice of acceptance of the Vessels classification records and of the Vessel not be~~	46
~~received by the Sellers as aforesaid, the deposit together with interest earned shall be~~	47
~~released immediately to the Buyers whereafter this Agreement shall be null and void.~~	48

* 4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions,	49
alternative 4a) to apply	50

5. Notices, time and place of delivery	51

a) The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall	52
provide the Buyers with 20, 15, 10, 5, 3 and 2 days notice of the ~~estimated time of arrival at the~~
~~intended place of dry decking /under water inspection/~~ approximate date of readiness for delivery.
When the Vessel is at the place	54
of delivery and in ~~every~~ all respect ~~physically~~ ready for delivery in accordance with this	55
Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.	56

The Vessel shall be delivered and taken over free of charter and with clean swept and fresh water
washed holds safely afloat at a safe and always accessible berth or	57
~~encharge at/in~~ a place mutually agreeable between Sellers and Buyers,	58
~~in the Sellers’ option.~~	59

Expected time of delivery within December 2007, and January, 2008.	60

Date of cancelling (see Clauses 5 c), 6 b) (III) and 14) : 31st January, 2008.	61

Should the Vessel not be ready for delivery by 31st January, 2008, the Buyers shall have the right to
Maintain or cancel this agreement . If Buyers elect to cancel then the deposit together with any
Accrued interest is to be immediately released to Buyers

~~b) If the Sellers anticipate that not withstanding the exercise of due diligence by them, the~~	62
~~Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in~~	63
~~writing stating the date when they anticipate that the Vessel will be ready for delivery and~~	64
~~propose a new cancelling date . Upon receipt of such notification the Buyers shall have the~~	65
~~option of either cancelling this Agreement in accordance with Clause 14 within 7 running~~	66
~~days of receipt of the notice or of accepting the new date as the new cancelling date . If the~~	67
~~Buyers have not declared their option within 7 running days of receipt of the Sellers’~~	68
~~notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification~~	69
~~shall be deemed to be the new cancelling date and shall be substituted for the cancelling~~	70
~~date stipulated in line 61.~~	71

~~If this Agreement is maintained with the new cancelling date all other terms and conditions~~	72
~~hereof including those contained in Clauses 5 a) and 5 b) shall remain unaltered and in full~~	73
~~force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any~~	74
~~claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by~~	75
 ~~the original cancelling date.~~	76

d) Should the Vessel become an actual, constructive or compromised total loss before delivery	77
the deposit together with interest earned shall be released immediately to the Buyers	78
whereafter this Agreement shall be null and void.	79

B. Drydocking/Divers Inspection.- See also §18.	80

~~a)** The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~	81
~~Classification Society of the Vessel’s underwater parts below the deepest load line, the~~	82
~~extent of the inspection being in accordance with the Classification Society’s rules. If the~~	83
~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~	84
~~broken, damaged or defective so as to effect the Vessel’s class, such defects shall be made~~	85
~~good at the Sellers’ expense to the satisfaction of the Classification Society without~~	86
~~condition/recommendation”.~~	87

b)** (i) The Vessel is to be delivered without drydocking. However, the Buyers shall	88
have the right at their expense to arrange for an underwater inspection by a diver approved	89
by the Classification Society and with video equipment prior to the delivery of the Vessel.
The Sellers shall at their	90
cost make the Vessel available for such inspection. The extent of the inspection and the	91
conditions under which it is performed shall be to the satisfaction of the Classification	92
Society and shall, apart from the Class Surveyor, also be attended by Buyers’ and Sellers’
representatives. The Class Surveyor fee shall be for Buyers’ account, however, Sellers shall appoint the Class Surveyor and co-ordinate with Buyers’ appointed diving company to achieve optimum time for the survey. If the conditions at the port of delivery are unsuitable for
such inspection, the	93
Sellers shall make the Vessel available at a suitable alternative place near to the delivery	94
port.	95

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line	96
are found broken, damaged or defective so as to constitute a recommendation requiring the
Vessel to drydock immediately ~~effect the Vessel’s class, then unless~~	97
~~repairs can be carried out afloat to the satisfaction of the Classification Society~~, the Sellers	98
shall arrange for the Vessel to be drydocked at their expense for inspection by the	99
Classification Society of the Vessel’s underwater parts below the deepest load line, the	100
extent of the inspection being in accordance with the Classification Society’s rules. If the	101
rudder, propeller, bottom or other underwater parts below the deepest load line are found	102
broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made	103
good by the Sellers at their expense to the satisfaction of the Classification Society	104
without condition/recommendation”. In such event the Sellers are to pay also for the cost of	105
the underwater inspection and the Classification Society’s attendance.	106

(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-	107
docking facilities are available at the port of delivery, the Sellers shall take the Vessel	108
to a port where suitable drydocking facilities are available, whether within or outside the	109
delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver	110
the Vessel at a port within the delivery range as per Clause 5 b) which shall for the	111
purpose of this Clause, become the new port of delivery. In such event the canceling date	112
provided for in Clause 5 b) shall be extended without any compensation and damages imposed on the Sellers for the period corresponding to that of the Sellers finding a proper drydock, transporting the Vessel from the port of underwater inspection up to the drydock and making and completing the
required repair at the drydock ~~by the additional time required for the~~	113
~~drydocking and extra steaming, but limited to a maximum of 14 running days.~~	114

c) If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above	115

(i) the Classification Society may require survey of the tail shaft system, the extent of	116
the survey being to the satisfaction of the Classification surveyor. If such survey is not	117
required by the Classification Society, the Buyers shall have the right to require the tail shaft	118
to be drawn and surveyed by the Classification Society, the extent of the survey being in	119
accordance with the Classification Society’s rules for tail shaft survey and consistent with	120
the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they	121
require the tail shaft to be drawn and surveyed not later than by the completion of the	122
inspection by the Classification Society. The drawing and refitting of the tail shaft shall be	123
arranged by the Sellers. Should any parts of the tail shaft system be condemned or found	124
defective so as to affect the Vessel’s class, those parts shall be renewed or made good at	125
the Seller’s expense to the satisfaction of the Classification Society without	126
condition/recommendation”.	127

(ii) the expenses relating to the survey of the tail shaft system shall be borne	128
by the Buyers unless the Classification Society requires such survey to be carried out, in	129
which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses	130
if the Buyers require the survey and parts of the system are condemned or found defective	131
or broken so as to affect the Vessel’s class*.	132

(iii) the expenses in connection with putting the Vessel in and taking her out of	133
drydock, including the drydock dues and the Classification Society’s fees shall be paid by	134
the Sellers if the Classification Society Issues any condition/recommendation* as a result	135
of the survey or if it requires survey of the tail shaft system. In all other cases the Buyers	136
shall pay the aforesaid expenses, dues and fees.	137

(iv) the Buyers’ representative shall have the right to be present in the drydock, but	138
without interfering with the work or decisions of the Classification surveyor.	139

(v) the Buyers shall have the right to have the underwater parts of the Vessel	140
cleaned and painted at their risk and expense without interfering with the Sellers’ or the	141
Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If,	142
however, the Buyers’ work in drydock is still in progress when the Sellers have	143
completed the work which the Sellers are required to do, the additional docking time	144
needed to complete the Buyers’ work shall be for the Buyers’ risk and expense, in the event	145
that the Buyers’ work requires such additional time, the Sellers may upon completion of the	146
Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock	147
and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether	148
the Vessel is in drydock or not and irrespective of Clause 5 b).	149

* Notes, if any, in the surveyor’s report which are accepted by the Classification Society	150
without condition/recommendation are not to be taken into account.	151

** 6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions,	152
alternative 6 a) to apply.	153

7. Spares/bunkers, etc.	154

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on	155
Shore and on order. All spare parts and spare equipment, including ~~spare tail and shaft(s) and/or~~ spare	156
~~propeller(s)/~~ propeller blade(s), if any, belonging to the Vessel at the time of inspection used or	157
unused, whether on board or not shall become the Buyers’ property, ~~but spares on order are to be~~	158
~~excluded.~~ Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to	159
replace spare parts including ~~spare tail and shaft(s) and~~ spare ~~propeller(s)/~~propeller blade(s) which	160
are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the	161
property of the Buyers. However, all spare parts and spare equipment shall be at least to the minimum requirements of the Classification Society. All communication, wireless and navigational aids, which were on board the Vessel at the time of the inspection. ~~The radio installation and navigational equipment~~ shall be
included in the sale	162
without extra payment if they are the property of the Sellers. ~~Unused~~ Broached/unbroached stores and
provisions, as well as the Bobcat and spare parts for the Bobcat shall be	163
included in the sale and be taken over by the Buyers without extra payment.	164

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the	165
Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc.,	166
exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s,	167
Officers’ and Crew’s personal belongings including the stop chest are to be excluded from the sale,	168
as well as the following additional items (including items on hire);	169

The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and	170
broached ~~sealed~~ drums, greases and hydraulic oils and pay the Sellers’ net cost (purchase) ~~current net~~
~~market~~ price (excluding barging expenses) ~~at the port and date~~ and all prices shall be evidenced by
original invoices.	171
~~of delivery of Vessel,~~	172
Payment under this Clause shall be made at the same time and place and in the same currency as	173
the Purchase Price.	174

8. Documentation	175
The place of closing: London, U.K.	176

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery	177
documents, ~~namely;~~ as set out in Addendum no. 1	178

~~a) Legal Bill of Sole in a form recordable in (the country in which the Buyers are~~	179
~~to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages~~	180
~~and maritime liene or any other debts or claims whatsoever, duly materially attested and~~	181
~~legalized by the council l of such country or other competent authority.~~	182

~~b) Current Certificate of Ownership issued by the competent authorities of the flag state of~~	183
 ~~the Vessel.~~	184

~~c) Confirmation of Class issued within 72 hours prior to delivery.~~	185

~~d) Current Certificate issued by the competent authorities stating that the Vessel is free from~~	186
~~registered encumbrances (incorporated in the Certificate of Deletion.)~~	187

~~e) Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of~~	188
~~deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the~~	189
~~registry does not as matter of practice issue such documentation immediately, a written~~	190
~~undertaking by the Sellers to affect deletion from the Vessel’s registry forthwith and furnish a~~	191
~~Certificate or other official evidence of deletion to the Buyers promptly and latest within 4~~	192
~~(four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~	193

~~f) Any such additional documents as may reasonably be required by the competent authorities~~	194
~~for the purpose of registering the Vessel provided the Buyers notify the Sellers any such~~	195
~~documents as soon as possible after the date of this Agreement.~~	196

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of	197
Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the	198
Buyers.	199
At the time of delivery the Sellers shall ~~hand to~~ assist the Buyers and provide them with all information, documents in original and copies of certificates as may be required for Buyers’ registration and
operational purposes, including the classification certificate(s) as well as all	200
plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also	201
be handed over to the Buyers unless the Sellers are required to retain same. In which case the	202
Buyers to have the right to take copies. Other technical documentation, plans, manuals, drawings, charts
and instruction books as on board ~~which may~~	203
be in the Sellers’ possession for the main engine, all auxillaries, deck machinery, radio and navigational equipment and any such items held in Sellers’ office shall be released to Buyers at the time of delivery
~~pomptly forwarded to the Buyers at their expense, if they so~~ 	204
~~request.~~ The Sellers may keep the Vessel’s log books but the Buyers to have the right to take	205
copies of same.	206
Photocopies of all executed delivery documents shall be faxed to Buyers well in advance of delivery.

9. Encumbrances	207

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances,	208
mortgages and maritime liens, any other debts or claims whatsoever as well as arrests, detentions,
port state control deficiencies, taxes and free of slowaways. The Sellers hereby undertake	209
to indemnify the Buyers against all consequences of claims made against the Vessel which have	210
been incurred prior to the time of delivery.	211

10. Taxes, etc.	212

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag,	213
including all port charges following delivery, shall be for the Buyers’ account, whereas similar charges in
connection with the closing of the Sellers’	214
register. Sellers’ crew repatriation and all port charges on arrival and until delivery of the Vessel
shall be for the Sellers’ account.	215

11. Condition on delivery	216

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is	217
delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be	218
delivered and taken over substantially in the same condition as she was at the time of inspection,
fair wear and tear excepted.	219
However, the Vessel shall be delivered with her present class maintained, without
condition/recommendation,	220
free of average damage affecting the Vessel’s class, with all continuous survey cycles completely up
to date with no outstanding items and with all her classification certificates and	221
national certificates, as well as all other certificates as required under the Vessel’s present flag, clean and
~~had at the line of inspection~~, valid and	222
unextended ~~without condition/recommendation by Class or the relevant authorities~~ from at the ~~time~~ date of	223
delivery.	224

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if	225
applicable, or the Buyers’ inspection prior to the signing of this Agreement if the Vessel is taken over	226
without inspection, the date of this Agreement shall be the relevant date.	227
* Notes, if any, in the surveyor’s report which are accepted by the Classification Society	228
without condition/recommendation are not to be taken into account.	229

12. Name/markings	230

Upon delivery the Buyers undertake to change the name of the Vessel and alter tunnel markings.	231

13. Buyer’s default	232

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this	233
Agreement, and they shall be entitled to claim compensation for their losses and for all expenses	234
incurred together with interest.	235
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to	236
cancel the Agreement, in which case the deposit together with interest earned shall be released to the	237
Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further	238
compensation for their losses and and for all expenses incurred together with interest.	239

14. Sellers’ default.	240

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready	241
to validly complete a legal transfer by the date stipulated in the line 61 the Buyers shall have	242
the option of cancelling this Agreement provided always that the Sellers shall be granted a	243
maximum of 3 banking days after Notice of Readiness has been given to make arrangements	244
for the documentation set out in Clause 8. If after Notice of Readiness has been given but before	245
the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not	246
made physically ready again in every respect by the date stipulated in line 61 and new Notice of	247
Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect	248
to cancel this Agreement the deposit together with interest earned shall be released to them	249
immediately.	250
Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready	251
to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for	252
their loss and for all expenses together with interest if their failure is due to proven	253
negligence and whether or not the Buyers cancel this Agreement.	254

15. Buyers’ representatives — see also §20.	255

After this Agreement has been signed by both parties by fax and the deposit has been lodged, the Buyers	256
have the right to place up to two representatives on board the Vessel, at their sole risk and expense ~~upon~~	257
~~vessel’s arrival at on or about~~ up to the time and place of delivery.	258
These representatives are on board for the purpose of familiarisation and in the capacity of	259
observers only, and they shall not interfere in any respect with the operation of the Vessel. The	260
Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.	261

16. Arbitration.	262

a)* This Agreement shall be governed by and construed in accordance with English law and	263
any dispute arising out of this Agreement shall be referred to arbitration in London in	264
accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or	265
re-enactment thereof for the time being in force, ~~one arbitrator being appointed by each~~	266
~~party. On the receipt by one party of the nomination in writing of the other party’s arbitrator,~~	267
~~that party shall appoint their arbitrator within fourteen days , failing which decision of the~~	268
~~single arbitrator appointed shall apply. If the arbitrator properly appointed shall not agree~~	269
~~they shall appoint an umpire whose decision shall be final.~~ Arbitrators shall be appointed by the	270
London Maritime Arbitrators Association and in accordance with English law.

~~b)* This Agreement shall be governed by and construed in accordance with Title 9 of the~~	271
~~United States Code and the Law of the State of New York and should any dispute arise out of~~	272
~~this Agreement, the matter in dispute shall be referred to those persons at New York one to~~ 	273
~~be appointed by such of the parties hereto, and the third by the two so chosen their~~	274
~~decision or that of any two of them shall be final, and for purpose of enforcing any award this~~	275
~~Agreement may be made a rule of the Court.~~	276
~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime~~	277
~~Arbitration Inc, New York.~~	278

~~e)* Any dispute arising out of this Agreement shall be referred to arbitration at~~	279
~~subject to the procedure applicable there.~~	281

* 16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of	282
deletions, alternatives 16 a) to apply.	283

17. The cost of meeting room for closing Incl. Communication and any incidental costs shall be borne equally by Sellers and Buyers.

18. With reference to §6 of this contract, if any damage is found which in the opinion of Class Surveyor present at the inspection constitute a recommendation not requiring Vessel to drydock until the
Vessel shall drydock at the next scheduled drydocking, then Sellers and Buyers shall apply two shipyards mutually agreed in the delivery area for quotations for repairs of the said damages. The cost to be the direct cost to repair such damage, i.e.: no drydocking fees, no off hire, etc.
The matter it shall be in the Sellers’ option whether to repair said damages prior to delivery or deliver the recommendation against a reduction in price of the cost of repairs, which to be defined as the average of the two quotations obtained. If no damage is found by Class Surveyor, then the Vessel shall be delivered without pre-delivery drydocking.

19. The Sellers shall provide a letter stating that to the best of their knowledge, the Vessel is not blacklisted by the Arab Boycott League in Damascus or in any other nation or organisation and also to confirm that the Vessel is not excluded to trade to and from the U.S.A. and Canada and is not contaminated with gypsy moth and/or lava and/or eggs and has not previously traded to Russian and/or Japanese infected ports/areas.

20. With reference to §15 of this contract, upon Sellers tendering the 3 days approximate notice of Vessel’s expected readiness to tender the actual Notice of Readiness for delivery, the Buyers shall be allowed to place a further representative on board and up to 2 other crew members to be allowed on board during daylight hours, when Sellers crew shall demonstrate and familiarise Buyers’ representatives/crew on the operation of the Vessel’s equipment, machinery and systems, provided there are enough cabins to accommodate them and in such case they are at Buyers’ risk and expenses.

SIGNED IN DUPLICATE:

BUYERS:	SELLERS
/s/ Cliff Hanson	/s/ Ijan Thunbengi
MANAGING DIRECTOR	Ijan Thunbengi
BRITANNIA BULK, PLC	Jointly and severally to both parties.